Exhibit 3.1

ARTICLES OF AMENDMENT
TO ARTICLES OF INCORPORATION
OF
US NATURAL GAS CORP
DESIGNATION, PREFERENCES AND OTHER RIGHTS
AND QUALIFICATIONS
OF
SERIES C PREFERRED STOCK

Pursuant to Section 607.1006 of the Florida Business Corporation Act, the undersigned, being the President of US NATURAL GAS CORP, a Florida corporation (the “Corporation”), bearing Document Number P08000032840, does hereby submit these Articles of Amendment for the purpose of amending the Corporation’s Articles of Incorporation as follows:

FIRST: On April 14, 2011, the Board of Directors unanimously approved the designation of a series of preferred stock to be known as “Series C Preferred Stock”. The designations, powers, preferences and rights, and the qualifications, limitations or restrictions hereof, in respect of the Series C Preferred Stock shall be as hereinafter described.

SECOND: On April 14, 2011, the Board of Directors approved and shareholders holding a majority of our outstanding voting capital stock approved an increase in the authorized capital to authorize the issuance of 300,000,000 shares of common stock, par value $0.001.

Accordingly, “Article V” of the Articles of Incorporation of the Company is hereby amended to include the following:

ARTICLE 5 – CORPORATE CAPITALIZATION

    5.1                      The Corporation is authorized to issue two classes of stock.  One class of stock shall be common stock, par value $0.001, of which the Corporation shall have the authority to issue 300,000,000 shares.  The second class of stock shall be preferred stock, par value $0.001, of which the Corporation shall have the authority to issue 5,000,000 shares. The Board of Director(s) of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Director(s) may deem advisable, subject to such restrictions or limitation, if any, as may be set forth in the bylaws of the Corporation.

Of the 5,000,000 shares of preferred stock authorized, 3,000,000 shall be designated as Series A Preferred Stock, 300,000 shall be designated as Series B Preferred Stock and 1,000,000 shall be designated as Series C Preferred Stock which series shall have the designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions set forth below:

SERIES C PREFERRED STOCK

1) Designations and Amounts. The Board of Directors of the Company, pursuant to authority granted in the Articles of Incorporation, hereby creates a series of preferred stock designated as Series C Preferred Stock (the “Series C Preferred Stock”) with a stated value of $0.001 per share. The number of authorized shares constituting the Series C Preferred Stock shall be One Million (1,000,000) shares.

2) Dividends. The holders of Series C Preferred Stock shall not be entitled to receive dividends, payable via cash or stock.  Further, no dividends may be paid on common stock or any other Series of Preferred stock while Series C Preferred Shares are outstanding.

3) Voting. Except as otherwise required by law or expressly provided herein, the holders of shares of Series C Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Company and shall have such number of votes equal to the number of shares of Series C Preferred Stock held by such holders’ on a forty votes per one share basis pursuant to the provisions hereof at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Except as otherwise required by law or expressly provided herein, the holders of shares of Series C Preferred Stock and common stock shall vote together as a single class, and not as separate classes.

4) Conversion.

a) Conversion Rate. Upon the filing of an amendment to the Company’s Articles of Incorporation, which, once effective, makes available a sufficient number of authorized but unissued and unreserved shares of common stock to permit all then outstanding shares of Series C Preferred Stock to be so converted, then, the holder of any shares of the Series C Preferred Stock shall convert such shares into fully paid and non-assessable shares of common stock at the rate of forty shares of common stock for each share of Series C Preferred Stock (“Conversion Rate”) subject to adjustment in accordance with Section 4(e). The holder of any Series C Preferred Stock shall be entitled to convert at their election.

b) Method of Conversion. Before any holder of Series C Preferred Stock shall be entitled to convert the same into shares of common stock, such holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Company or of any transfer agent for the Series C Preferred Stock, and shall give written notice 5 business days prior to date of conversion to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of common stock are to be issued. The Company shall, within five business days, issue and deliver at such office to such holder of Series C Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of common stock to which such holder shall be entitled as aforesaid. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made, and such date is referred to herein as the “Conversion Date.”

c) Partial Conversion. In the event of the conversion of some but not all of the shares of Series C Preferred Stock represented by a certificate or certificates surrendered, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series C Preferred Stock which were not converted.

d) Status of Converted Stock. In the event any shares of Series C Preferred Stock shall be converted or otherwise acquired by the Company, the shares so converted shall be canceled and shall resume the status of authorized shares of preferred stock without differentiation as to series. All such shares may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth in the Articles of Incorporation or in any certificate of designation creating a series of preferred stock or any similar stock or as otherwise required by law.

e) Transfer Taxes. The Company shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of common stock upon conversion of any shares of Series C Preferred Stock, provided that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series C Preferred Stock in respect of which such shares are being issued.

f) Adjustments to Conversion Rate.

i) Subdivisions, Combinations, or Consolidations of Common Stock. In the event the outstanding shares of common stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of common stock after the effective date of this Certificate of Designation, the Series C Conversion Rate in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted as more fully set forth in Section 4(f)(ii).

ii) Adjustment for Common Stock Dividends and Distributions. If the Company at any time subdivides, combines or consolidates the outstanding shares of common stock as contemplated by Section 4(f)(i), in each such event the Series C Conversion Rate that is then in effect shall be adjusted as of the time of such event by multiplying the Series C Conversion Rate then in effect by a fraction (x) the numerator of which is the total number of shares of common stock issued and outstanding immediately after the time of such subdivision, combination or consolidation, and (y) the denominator of which is the total number of shares of common stock issued and outstanding immediately prior to such subdivision, combination or consolidation.

iii) Reclassifications and Reorganizations. In the case, at any time after the date hereof, of any capital reorganization, merger or any reclassification of the stock of the Company (other than solely as a result of a stock dividend or subdivision, split-up or combination of shares), the Series C Conversion Rate then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted and the terms of the Series C Preferred Stock shall be deemed amended such that the shares of the Series C Preferred Stock shall, after such reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the Company or otherwise to which such holder would have been entitled if immediately prior to such reorganization or reclassification, the holder’s shares of the Series C Preferred Stock had been converted into common stock. The provisions of this Section 4(f)(iii) shall similarly apply to successive reorganizations or reclassifications.

iv)  Distributions Other Than Cash Dividends Out of Retained Earnings. If the Company shall declare a cash dividend upon its common stock payable otherwise than out of retained earnings or shall distribute to holders of its common stock shares of its capital stock (other than shares of common stock and other than as otherwise would result in an adjustment pursuant to this Section 4(f)), stock or other securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for common stock or other securities of the Company convertible into or exchangeable for common stock), then, in each such case, provision shall be made so that the holders of Series C Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of common stock receivable thereupon, the amount of securities of the Company and other property which they would have received had their Series C Preferred Stock been converted into common stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities and other property receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4(f) with respect to the rights of the holders of the Series C Preferred Stock.

g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series C Conversion Rate pursuant to Section 4(f), the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments; (ii) the Series C Conversion Rate at the time in effect; and (iii) the number of shares of common stock and the amount, if any, of other securities, cash or property which at the time would be received upon the conversion of the Series C Preferred Stock.

h) Fractional Shares. Fractional shares of Series C Preferred Stock may be issued and all conversion, voting and other rights shall be applied to such fractional shares on a proportional basis; provided, however, that in lieu of any fractional shares of common stock to which the holder of Series C Preferred Stock would be entitled upon conversion or otherwise pursuant hereto, the Company shall issue to such holder, one whole share of common stock. The number of whole shares to be issuable to each holder upon such conversion shall be determined on the basis of the number of shares of common stock issuable upon conversion of the total number of shares of Series C Preferred Stock of such holder at the time converting into common stock.

Liquidation.

i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to stockholders shall be distributed among the holders of the shares of Series C Preferred Stock and common stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to common stock pursuant to the terms hereof immediately prior to such dissolution, liquidation or winding up of the Company.

j) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company which will involve the distribution of assets other than cash, the Company shall promptly engage an independent appraiser to determine the fair market value of the assets to be distributed to the holders of shares of its capital stock. The Company shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of shares of Series C Preferred Stock of the appraiser’s valuation. Any equity securities of other entities to be distributed shall be valued as follows: (i) if the common stock is listed on a national securities exchange or NASDAQ, the last sale price of the common stock in the principal trading market for the common stock on such date or, if there are no sales common stock on that date, then on the next preceding date on which there were any sales of common shares, as reported by the exchange or NASDAQ, as the case may be; or (ii) if the common stock is not listed on a national securities exchange or NASDAQ, but is traded in the over-the-counter market, the closing bid price for the common stock on such date, as quoted by the OTC Bulletin Board or the National Quotation Bureau, Incorporated or similar publisher of such quotations or, if there are no sales common stock on that date, then on the next preceding date on which there were any sales of common shares, as quoted by the OTC Bulletin Board or the National Quotation Bureau, Incorporated or similar publisher of such quotations, as the case may be; or (iii) if the fair market value of the common stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Board of Directors of the Company shall reasonably determine, in good faith.

5) Registration Rights. None.

6) Redemption. The holders of the Series C Preferred Stock shall return shares to the Company upon conversion.

7) No Impairment. Except and to the extent as waived or consented to by the holder, or as otherwise provided herein, the Company shall not by any action, including, without limitation, amending its Articles of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series C Preferred Stock, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of holders as set forth in this Certificate of Designations against impairment.

8) Loss, Theft, Destruction of Series A Preferred Stock Certificates. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of shares of Series C Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of the Series C Preferred Stock, the Company shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated shares of Series C Preferred Stock, new shares of Series C Preferred Stock of like tenor. The Series C Preferred Stock shall be held and owned upon the express condition that the provisions of this Section are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen shares of Series C Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

9) Notices. The holders of the Series C Preferred Stock shall be entitled to receive all communications sent by the Company to the holders of the common stock. Any notice required by the provisions of this Section 9 to be given to the holder of shares of the Series C Preferred Stock shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

10) Severability. If any right, preference or limitation of the Series C Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

11) Seniority. The Series C Preferred Stock shall be senior to any additional newly issued Series of Preferred Stock except that of Series A, which was designated and adopted by the Board of Directors on September 4, 2009 and shall be senior to all Preferred Series.

The foregoing Amendment was adopted by the Board of Directors of the Company pursuant to the Florida Business Company Act on April 14, 2011. Therefore, the number of votes cast for the Amendment to the Company’s Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the Company has caused this Amendment to its Articles of Incorporation to be executed by its duly authorized officer this April 18, 2011.

US Natural Gas Corp

/s/ Wayne Anderson
President